UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2005
SAGA COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-11588 (Commission File Number)	38-3042953 (IRS Employer Identification No.)

73 Kercheval Avenue Grosse Pointe Farms, MI (Address of Principal Executive Offices)	48236 (Zip Code)
Registrant’s telephone number, including area code: (313) 886-7070
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
INDEX OF EXHIBITS
EX-10.(M) AMENDMENTS TO 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
EX-99.1 SUMMARY STOCK OPTIONS SUBJECT TO ACCELERATED VESTING
EX-99.2 SUMMARY OF CANCELLED STOCK OPTIONS

Item 1.01. Entry into a Material Definitive Agreement.
Acceleration of Vesting of, and of Buyback and Cancellation of, Stock Options
On December 19, 2005, the Board of Directors and the Compensation Committee of the Board of Directors of Saga Communication, Inc. (the “Company”) approved the acceleration of the vesting of:
(i) all options granted under the Company’s 1992 Stock Option Plan that had not yet vested or options relating to 112,744 shares; and
(ii) all options granted to non-executive officers under the Company’s 2003 Stock Option Plan that had not yet vested or options relating to 149,219 shares.
All of such options are “out-of-the-money” (the exercise price exceeds the closing price of the stock as reported on the NYSE) as of the close of business on December 16, 2005.
As a result of the Committee’s action, the referenced options became exercisable as of the close of business on December 19, 2005, rather than the later dates when such options, would have vested. The table attached as Exhibit 99.1 summarizes the outstanding stock options held by the Company’s executive officers and all other non-executive officers that were accelerated.
On December 19, 2005, the Board of Directors and the Committee also approved an offer to buy back all options granted to executive officers under the Company’s 2003 Stock Option Plan for the payment of $0.10 per share, a price determined after consulting an independent valuation firm, in return for the cancellation of such options. All of such options are out-of-the-money as of the close of business on December 16, 2005. The table attached as Exhibit 99.2 summarizes the outstanding stock options held by the Company’s executive officers that were cancelled and the consideration paid therefor. The Company must recognize the consideration paid to such executive officers as compensation expense in 2005.
The decision to accelerate the vesting of, and to buyback and cancel, the referenced respective stock options, which the Company believes is in the best interests of stockholders, was made primarily to reduce share-based compensation expense that otherwise likely would be recorded in future periods following the Company’s anticipated adoption in the first quarter of 2006 of Statement of Financial Accounting Standards No. 123(R) entitled “Share-Based Payment: (“SFAS 123(R)”). On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123(R) which requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. SFAS123(R) will require that compensation expense associated with stock options be recognized in the income statement of the Company rather than as a footnote disclosure. The Company must recognize compensation expense related to any awards that are not fully vested as of the effective date, January 1, 2006. Upon adoption by the Company, SFAS123(R) also will apply to options granted on or after January 1, 2006.
The Company estimates that these actions will result in a reduction of approximately $2.7 million, net of income taxes, in the Company’s share-based compensation expense that likely would have been recorded for 2006, 2007, 2008 and 2009 in the aggregate.

1997 Non-Employee Director Stock Option Plan
     On December 19, 2005, the Board of Directors approved amendments to the 1997 Non-Employee Director Stock Option Plan attached hereto as Exhibit 10 (M). The changes to the Plan, as set forth in Exhibit 10 (M), are intended to satisfy certain requirements of the Internal Revenue Code under Section 409A relating to deferred compensation.

Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

10(M)	Amendments to Saga Communications, Inc. 1997 Non-Employee Director Stock Option Plan
99.1	Summary of Stock Options Subject to Accelerated Vesting.
99.2	Summary of Cancelled Stock Options.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGA COMMUNICATIONS, INC.
Dated: December 23, 2005	By:	/s/ Samuel D. Bush
Samuel D. Bush
Senior Vice President, Chief Financial Officer and Treasurer

INDEX OF EXHIBITS

Exhibit No.	Description
10(M)	Amendments to Saga Communications, Inc. 1997 Non-Employee Director Stock Option Plan.

99.1	Summary of Stock Options Subject to Accelerated Vesting.

99.2	Summary of Cancelled Stock Options.

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